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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 6)*

                            CPI Aerostructures, Inc.
                                (Name of Issuer)

                          Common Stock, $.001 par value
                         (Title of Class of Securities)

                                    125919308
                                 (CUSIP Number)

                                December 31, 2006
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]  Rule 13d-1(b)

[X]  Rule 13d-1(c)

[ ]  Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 125919308                    13G                    Page 2 of 10 Pages


--------------------------------------------------------------------------------
1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     Midwood Capital Management LLC
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)

     (a)  [ ]
     (b)  [ ]
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

     Delaware
--------------------------------------------------------------------------------
               5.   Sole Voting Power

                    494,237
               -----------------------------------------------------------------
  Number of    6.   Shared Voting Power
   Shares
Beneficially        0
  Owned by     -----------------------------------------------------------------
    Each       7.   Sole Dispositive Power
  Reporting
 Person With        494,237
               -----------------------------------------------------------------
               8.   Shared Dispositive Power

                    0
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     494,237
--------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

     [ ]
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)

     9.1%
--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions)

     IA
--------------------------------------------------------------------------------

CUSIP No. 125919308                    13G                    Page 3 of 10 Pages


--------------------------------------------------------------------------------
1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     David E. Cohen
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)

     (a)  [ ]
     (b)  [ ]
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

     USA
--------------------------------------------------------------------------------
               5.   Sole Voting Power

                    0
               -----------------------------------------------------------------
  Number of    6.   Shared Voting Power
   Shares
Beneficially        494,237
  Owned by     -----------------------------------------------------------------
    Each       7.   Sole Dispositive Power
  Reporting
 Person With        0
               -----------------------------------------------------------------
               8.   Shared Dispositive Power

                    494,237
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     494,237
--------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

     [ ]
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)

     9.1%
--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions)

     IN
--------------------------------------------------------------------------------

CUSIP No. 125919308                    13G                    Page 4 of 10 Pages


--------------------------------------------------------------------------------
1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     Ross D. DeMont
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)

     (a)  [ ]
     (b)  [ ]
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

     USA
--------------------------------------------------------------------------------
               5.   Sole Voting Power

                    0
               -----------------------------------------------------------------
  Number of    6.   Shared Voting Power
   Shares
Beneficially        494,237
  Owned by     -----------------------------------------------------------------
    Each       7.   Sole Dispositive Power
  Reporting
 Person With        0
               -----------------------------------------------------------------
               8.   Shared Dispositive Power

                    494,237
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     494,237
--------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

     [ ]
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)

     9.1%
--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions)

     IN
--------------------------------------------------------------------------------

CUSIP No. 125919308                    13G                    Page 5 of 10 Pages


--------------------------------------------------------------------------------
1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     Midwood Capital Partners, L.P.
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)

     (a)  [ ]
     (b)  [ ]
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

     Delaware
--------------------------------------------------------------------------------
               5.   Sole Voting Power

                    203,990
               -----------------------------------------------------------------
  Number of    6.   Shared Voting Power
   Shares
Beneficially        0
  Owned by     -----------------------------------------------------------------
    Each       7.   Sole Dispositive Power
  Reporting
 Person With        203,990
               -----------------------------------------------------------------
               8.   Shared Dispositive Power

                    0
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     203,990
--------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

     [ ]
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)

     3.7%
--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions)

     PN
--------------------------------------------------------------------------------

CUSIP No. 125919308                    13G                    Page 6 of 10 Pages


--------------------------------------------------------------------------------
1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     Midwood Capital Partners QP, L.P.
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)

     (a)  [ ]
     (b)  [ ]
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

     Delaware
--------------------------------------------------------------------------------
               5.   Sole Voting Power

                    290,247
               -----------------------------------------------------------------
  Number of    6.   Shared Voting Power
   Shares
Beneficially        0
  Owned by     -----------------------------------------------------------------
    Each       7.   Sole Dispositive Power
  Reporting
 Person With        290,247
               -----------------------------------------------------------------
               8.   Shared Dispositive Power

                    0
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     290,247
--------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

     [ ]
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)

     5.3%
--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions)

     PN
--------------------------------------------------------------------------------

ITEM 1.

(a) NAME OF ISSUER: CPI Aerostructures, Inc. (the "Issuer").

(b) ADDRESS OF THE ISSUER'S PRINCIPAL EXECUTIVE OFFICES: 60 Heartland Blvd., Edgewood, NY 11717.

ITEM 2.

(a) NAME OF PERSON FILING: This joint statement on Schedule 13G is being filed by David E. Cohen, Ross D. DeMont, Midwood Capital Management LLC, Midwood Capital Partners, L.P. and Midwood Capital Partners QP, L.P., who are collectively referred to as the "Reporting Persons." Messrs. Cohen and DeMont (the "Managers") are the managers of Midwood Capital Management LLC ("Capital"), which is the sole general partner of each of Midwood Capital Partners, L.P. ("LP") and Midwood Capital Partners QP, L.P. ("QP" and together with LP, the "Funds"). The Reporting Persons have entered into a Joint Filing Agreement, dated as of December 9, 2005, a copy of was previously filed with this Schedule 13G and which is incorporated herein by reference, pursuant to which the Reporting Persons have agreed to file this statement jointly in accordance with the provisions of Rule 13d-1(k) under the Act.

(b) ADDRESS OF PRINCIPAL BUSINESS OFFICE: The principal business office of the Reporting Persons with respect to the shares reported hereunder is 575 Boylston St., 4th Floor, Boston, MA 02116.

(c) CITIZENSHIP: Capital is a Delaware limited liability company. Each of the Funds is a Delaware limited partnership. Each of the Managers is a U.S. citizen.

(d) TITLE AND CLASS OF SECURITIES: Common stock, $.001 par value ("Common
Stock")

(e) CUSIP Number: 125919308

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13D-1(B) OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

NA

ITEM 4. OWNERSHIP

In the aggregate, the Reporting Persons beneficially own 494,237 shares of the Common Stock of the Issuer, representing approximately 9.1% of such class of securities. The beneficial ownership of each Reporting Person is as follows: (i) LP beneficially owns 203,990 shares of the Common Stock, representing approximately 3.7% of the class, (ii) QP beneficially owns 290,247 shares of the Common Stock, representing approximately 5.3% of the class, and (iii) Capital, as the sole general partner of each Fund, and Messrs. Cohen and DeMont, as the managers of Capital, each beneficially own 494,237 shares of the Common Stock of the Issuer representing approximately 9.1% of the class. The percentage of the Common Stock beneficially owned by each Reporting Person is based on a total of 5,447,042 shares of the Common Stock of the Issuer outstanding as of November 10, 2006, as reported in the most recent quarterly report of the Issuer on Form 10-Q for the fiscal quarter ended September 30, 2006.

Each Fund has the power to vote and dispose of the shares of Common Stock beneficially owned by such Fund (as described above). Capital, as the sole general partner of the Fund, has the sole authority to vote and dispose of all of the shares of Common Stock reported in this Schedule 13G. Each of the Managers, by virtue of their positions as managers of Capital, has the shared authority to vote and dispose of all of the shares of Common Stock reported in this joint statement Schedule 13G.

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

N/A

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

NA

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON

NA

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

NA

ITEM 9. NOTICE OF DISSOLUTION OF GROUP

NA

ITEM 10. CERTIFICATION

By signing below I hereby certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose.

                                    Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                        DATE: February 12, 2007

                                        MIDWOOD CAPITAL PARTNERS, L.P.

                                        By: Midwood Capital Management LLC
                                            General Partner


                                        By: /s/ David E. Cohen
                                            ------------------------------------
                                            David E. Cohen
                                            Manager


                                        MIDWOOD CAPITAL PARTNERS QP, L.P.

                                        By: Midwood Capital Management LLC
                                            General Partner


                                        By: /s/ David E. Cohen
                                            ------------------------------------
                                            David E. Cohen
                                            Manager


                                        MIDWOOD CAPITAL MANAGEMENT, LLC


                                        By: /s/ David E. Cohen
                                            ------------------------------------
                                            David E. Cohen
                                            Manager

                                        DAVID E. COHEN


                                        /s/ David E. Cohen
                                        ----------------------------------------
                                        David E. Cohen


                                        ROSS D. DEMONT


                                        /s/ Ross D. DeMont
                                        ----------------------------------------
                                        Ross D. DeMont